Exhibit 15

                                Power of Attorney

   With Respect to the Allstate Life Insurance Company Filing on Form N-4 for
               The Allstate Financial Advisors Separate Account I

         Know all men by these presents that Samuel H. Pilch whose signature appears below, constitutes and appoints Louis G. Lower, II, and Michael J. Velotta, and each of them, his attorney-in-fact, with power of substitution, and herein any and all capacities, to sign any reports and amendments thereto for the Form N-4 for the Allstate Financial Advisors Separate Account I and to file the same, with exhibits thereto and other documents, in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Date:    July 2, 1999


/s/ Samuel H. Pilch
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Samuel H. Pilch